Exhibit 3.1

ARTICLES OF INCORPORATION
OF
SUTRON CORPORATION

We, the undersigned residents of the state of Virginia of the age of twenty-one years or more, acting as incorporators, do voluntarily adopt the following Articles of Incorporation.

FIRST

The name of the Corporation is Sutron Corporation.

SECOND

The period of its duration is to be perpetual.

THIRD

The nature and business to be transacted, promoted, and carried on, the purpose or purposes for which the corporation is organized are to do all things hereinafter mentioned as fully natural persons might do.

(1) To specifically engage in research and development and to analyze, advise, and develop systems, projects, and studies of research in all fields of science, business, and economics and allied fields and to publish scientific, business and economic data.

(2) To conduct a general marketing business in both domestic and foreign merchandise, manufactured articles, securities, finances, services, and real and personal property of every kind and description both as owner and operator or on a commission basis, or otherwise.

(3) To carry on any or all business as manufacturers, producers, merchants, wholesale and retail, importers, and exporters, generally without limitation as to class of products and merchandise, and to manufacture, produce, adapt, prepare, but, sell, franchise, and otherwise deal in any materials, articles or things required in connection with or incidental to the manufacture, production, and dealing in such products.

(4) On a commission basis or otherwise to act as agent, representative, or broker of corporations, foundations, trusts, firms and individuals, in negotiating contracts, sales, purchases, leases, licenses, insurance, transportation, and finances, and as such develop and extend the business interests of corporations, foundations, trusts, firms, and individuals.

(5) To purchase, acquire, own, hold, use, lease (either as lessor or lessee), grant, sell, exchange, sub-divide, mortgage, convey in trust, manage, improve, construct, operate and generally deal in any and all real estate, improved and unimproved, stores, office buildings, dwelling houses, apartment houses, hotels, manufacturing plants and other buildings, and any and all other property of every kind or description, real or personal and mixed, and where so ever situated, either in Virginia, other states of the United States, the District of Columbia, territories and colonies of the United States or foreign countries.

(6) To export from and import into the United States of America, it’s territories and possessions, and all foreign countries, as principal, agent, or broker, raw materials, minerals, agricultural products, merchandise, manufactured articles, and personal property of every kind and nature, and to purchase, sell, market, advertise and deal in such property whether in domestic markets or foreign markets and to do a general foreign and domestic exporting and importing business.

(7) To take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, lease, mortgage, convey in trust, pledge, hypothecate, grant licenses in respect of and otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, and governmental, state, territorial, county and municipal grants and concessions of every character which this corporation may deem advantageous in the prosecution of it’s business or in the maintenance, operation, development or extension of it’s properties.

(8) To issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage, deed of trust, pledge or otherwise, or to issue the same unsecured; to purchase or otherwise acquire it’s own bonds, debentures or other evidences of it’s indebtedness or obligations; to purchase, hold, sell and transfer the shares of it’s own capital stock to the extent and in the manner provided by the laws of the State of Virginia as the same are now in force, or may be hereafter amended.

(9) To acquire, by purchase or otherwise, shares of stock, debentures, notes, mortgages, deeds of trust, titles, licenses, leases, easements, mineral rights, oil royalties, minerals, commodities, raw materials of all kinds, merchandise, patents, trade names, processes, copyrights and personal and real property of all kinds, and to won, hold, sell, convey, deliver, rent, lease, mortgage, pledge or in another way use or dispose of those items heretofore mentioned in this purpose #9.

The purposes set out herein are to be constructed as general purposes, giving the corporation the right to exercise all powers conferred by the laws of the State of Virginia under which this corporation is formed, as such laws are now in effect or at any time hereinafter may be amended.

FOURTH

The aggregate number of shares that the corporation is authorized to issue,  is 300,000. The total capital authorized is as follows:

	WITHOUT PAR VALUE	WITH PAR VALUE
Class of Stock	Number Of Shares	Number Of Shares	Par Value	Amount
Preferred	None	None	---	---
Common	None	300,000	$1.	$300,000

FIFTH

All of the capital stock of the corporation is common stock with the right to vote. The voting privileges include the right to cumulative voting for Directors.

SIXTH

The corporation will commence business immediately, having received as consideration, for the issuance of shares, capital, with a minimum value of at least $1000.

SEVENTH

Shareholders have a preemptive right to acquire shares of each new issue of stock in an amount sufficient to maintain the percentage of ownership in the company, which the shareholder has at the time of the new issue, where such issue of stock is for the sole purpose of raising capital for the corporation. This preemptive right must be exercised within thirty, (30) days of the Board of Directors’ declaration of the new issue of stock. No such preemptive right to acquire shares shall exist where the issue is made as an incentive stock plan or incentive stock option plan declared by the Board of Directors.

EIGHTH

The regulation of the internal affairs of the corporation is to be governed by the Bylaws of the corporation.

NINTH

The address of the initial registered office of the corporation and it’s principal business office is located at 323 Sherwood Drive, Town of Vienna, County of Fairfax, State of Virginia 22180. The name of the initial registered agent at such address is Kenneth Wayne Whit, who is a resident of the State of Virginia and a Director of the corporation.

TENTH

The number of Directors constituting the initial Board of Directors of the corporation is three, (3), and the names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Kenneth Wayne Whitt   -                               323 Sherwood Drive
Vienna, Virginia 22180

Kent H. Bradford             -                               9622 Counselor Drive
Vienna, Virginia 22180

Clifford I. Cummings       -                               9944 Lawyers Road
Vienna, Virginia 22180

The number of Directors and their qualifications is to be governed by the Bylaws of the corporation.

ELEVENTH

The name and address of each incorporator, each of whom is a resident of Fairfax County, State of Virginia, is

Kenneth Wayne Whitt   -                               323 Sherwood Drive
Vienna, Virginia 22180

Kent H. Bradford             -                               9622 Counselor Drive
Vienna, Virginia 22180

William Kay Daines        -                               1226 Ranleigh Road
McLean, Virginia 22101

In witness whereof, we have signed these Articles of Incorporation this  19th day of December, 1975, at McLean, Virginia.

/s/ Kenneth Wayne Whitt
Kenneth Wayne Whitt

/s/ Kent H. Bradford
Kent H. Bradford

/s/ William Kay Daines
William Kay Daines

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

AND

ARTICLES OF REDUCTION

OF

STATED CAPITAL

To:	State Corporation Commission
Richmond, Virginia

Pursuant to the provisions of Title 13.1, Chapter 1, Article 4 of the Annotated Code of Virginia (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation and Articles of Reduction of Stated Capital:

FIRST:                    The name of the corporation (hereinafter referred to as the “Corporation”) is Sutron Corporation.

SECOND:               The Articles of Incorporation of the Corporation are hereby amended by striking in there entirety Articles FOURTH, FIFTH and SEVENTH and by substituting in lieu thereof the following:

FOURTH

The aggregate number of shares of capital stock which the corporation is authorized to issue is twelve million, (12,000,000), shares of Common Stock, par value one cent, ($0.01), per share, amounting in the aggregate to one hundred twenty thousand and No/100 dollars ($120,000.00). The holders of Common Stock, par value one dollar ($1.00) per share, shall cease to be the holders of such and shall become the holders of fully paid and non-assessable shares of the herein authorized Common Stock, par value one cent  ($0.01) per share, upon the basis of ten (10) shares of Common Stock, par value one cent ($0.01) per share, for each one (1) share of Common Stock, par value one dollar ($1.00) per share, whether or not certificates for shares of Common Stock, par value one cent ($0.01) per share, are issues and delivered; provided, however, that each holder of a certificate or certificates representing Common Stock, par value one dollar ($1.00) per share, shall be entitled, upon surrender of each certificate or certificates to the corporation for cancellation, to receive new certificates representing the number of fully paid and non-assessable shares of Common Stock, par value one dollar ($1.00) per share, are hereby reclassified and changes as provided herein.

FIFTH

All of the capital stock of the corporation is Common Stock with a right to vote of one vote per share of Common Stock.

SEVENTH

No holder of stock of the corporation, of whatever class, shall have any preferential right of subscription to any shares of any class or to any securities convertible into shares of stock of the corporation, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in it’s discretion may determine, and at such price as the Board of Directors in it’s discretion may determine, and at such price as the Board of Directors in it’s discretion may fix; and any shares or convertible securities which the Board of Directors may determine to offer for subscription to the holders of the stock may, as the Board of Directors shall determine, be offered to holders of any class or classes of stock at the time existing to the exclusion of holders of any or all other classes at the time existing.

THIRD:                   The Plan of Reduction of Stated Capital adopted pursuant to the Act is as follows:

The Plan of Reduction of Stated Capital

The Stated Capital of the corporation is reduced from $128,000 to $12,800 upon the adoption of this Plan, the filing of Articles of Reduction and the issuance of a certificate of reduction. The $115,200 of surplus created by the reduction in Stated Capital shall be Capital Surplus. No shares of the capital stock of the Corporation shall be cancelled by this Plan.

FOURTH:               The board of directors of the corporation, by written consent to such action signed by all the members thereof, dated as of August 31, 1983, and filed with the minutes of the proceedings of the Board of Directors, adopted resolutions which (a) set fourth the foregoing amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of Stated Capital, (b) finding that said amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of Stated Capital were in the best interests of the Corporation, (c) directing that the foregoing amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of Stated Capital be submitted for a vote thereon at a special meeting of shareholders, and (d) directing that notice thereof be given to each shareholder of record entitled to vote.

FIFTH:                    All shareholders of the Corporation as of August 31, 1983, executed a written waiver of notice, accompanied by a copy of the proposed amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of the Stated Capital, and therefore the aforementioned notice was given in the manner provided in the Act. Consent in writing adopting the foregoing amendments to the Articles of Incorporation of the Corporation and all shareholders of the Corporation entitled to vote thereon as of August 31, 1983 signed the Plan of Reduction of Stated Capital hereinabove set forth.

SIXTH:                   The number of shares of the Corporation outstanding at the time of said adoption of the foregoing amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of the Stated Capital was one hundred twenty-eight thousand (128,000), and the number of shares of the Corporation entitled to vote thereon was one hundred twenty-eight thousand (128,000).

SEVENTH:              The designation and number of outstanding shares of each class entitled to vote as a class as to the foregoing amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of the Stated Capital were as follows:

Class	Number of Shares

Common	128,000

EIGHTH:                 The number of shares voted for adoption of the foregoing amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of the Stated Capital was one hundred twenty-eight thousand (128,000), and the number of shares voted against adoption of said amendments and Plan was zero (0).

NINTH:                   The number of shares of each class entitled to vote as a class as to the adoption of the foregoing amendments to the Articles of Incorporation of the Corporation and the Plan of Reduction of the Stated Capital which were voted for and against said amendments, respectively, were:

Class	Number of Shares Voted
	For	Against
Common	128,000	0

TENTH:                 (a)             In connection with the change from common stock with a par value of one dollar ($1.00) per share to common stock with par a par value of one cent ($0.01) per share, the stated capital of the Corporation is reduced from $128,000 to $12,800. Capital surplus in the amount of $115,200 is created by the reduction in the stated capital.

(b)             Prior to the filing of these Articles of Amendment and the Plan of Reduction of Stated Capital, the total number of shares of stock which the Corporation had authority to issue was three hundred thousand (300,000) shares of common voting stock, par value one dollar ($1.00) per share (hereinafter referred to as the “Dollar Par Stock”). Further, prior to the filing of these Articles of Incorporation of the Corporation and the Plan of Reduction of the Stated Capital, one hundred twenty-eight thousand (128,000) shares of Dollar Par Stock were issued and outstanding; of the entire consideration received by the Corporation for said shares, one hundred twenty eight thousand and No/100 dollars ($128,000.00) was allocated to stated capital. Therefore, the aggregate amount of the stated capital of the Corporation immediately prior to the filing of these Articles of Amendment and Articles of Reduction was one hundred twenty eight thousand and No/dollars ($128,000.00).

(c)             Upon the filing of these Articles of Amendment and Articles of Reduction, the total number of shares of stock which the Corporation will have the authority to issue will be twelve million (12,000,000) shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), and each share of Dollar Par Stock then issues and outstanding shall be reclassified and changed into ten (10) fully paid and non-assessable shares of the authorized Common Stock with par value of one cent ($0.01) per share. Therefore, the one hundred twenty-eight thousand  (128,000) issued and outstanding shares of Dollar Par Stock shall be reclassified and changed into one million two hundred eighty thousand (1,280,000) issued and outstanding shares of Common Stock. The aggregate amount of stated capital of the Corporation after the filing of the Articles of Amendment and Articles of Reduction will be Twelve Thousand Eight Hundred and No/100 Dollars ($12,800).

Stated Capital Prior to Certiicate of Reduction	Amount of Reduction	Stated Capital After Certificate of Reduction

$128,000	$115,200	$12,800

ELEVENTH:          (a)           On and after the issuance of a certificate of amendment, then each share of Dollar Par Stock then issued and outstanding shall be and it hereby is reclassified and changed into ten (10) fully paid and non-assessable shares of the authorized Common Stock of the par value of one cent ($0.01) per share; and

(b)           The holders of the issued and outstanding shares of Dollar Par Stock shall cease to be the holders of such shares and shall become the holders of fully paid and non-assessable shares of the herein authorized Common Stock of the par value of one cent ($0.01) per share, upon the basis specified in sub-paragraph (a) of this Article TENTH whether or not certificates for shares of such herein authorized Common Stock of the par value of one cent ($0.01) per share are issued and delivered; provided, however, that each holder of a certificate or certificates representing issued and outstanding shares of the Dollar Par Stock shall be entitled upon surrender of each certificate or certificates to the Corporation for cancellation to receive new certificates representing the number of fully paid and non-assessable shares of the herein authorized Common Stock of the par value of one cent ($0.01) per share into which such issued and outstanding shares of the Dollar Par Stock are hereby reclassified and changed as provided herein.

  IN WITNESS WHEREOF, Sutron Corporation has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary on this 1st day of September, 1983, and its President acknowledges that these Articles of Amendment and Articles of Reduction are the act and deed of Sutron Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:	SUTRON CORPORATION

/s/ Raul S. McQuivey	By /s/ Kenneth W. Whitt
Raul S. McQuivey, Secretary	Kenneth W. Whitt, President

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION

To:	State Corporation Commission
Richmond, Virginia

   Pursuant to the provisions of section 13.1-710 of the Annotated Code of Virginia (the “code”), the undersigned corporation adopts the following Articles of Amendment of its Articles of Incorporation:

FIRST:                     The name of the corporation is Sutron Corporation (hereinafter referred to as the “Corporation”.

SECOND:                The Articles of Incorporation of the Corporation hereby are amended by adding the following new Article TWELFTH, (the “Amendment”):

TWELFTH

(a)            To the full that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of Directors and officers, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction.

  (b)            To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who is or was a party to any proceeding by reason of the fact that he is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or in a similar capacity of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding. A person is considered to be serving an employee benefit plan at the corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of the disinterested Directors, to enter into a contract to indemnify and Director or officer in respect of any proceeding arising form any act or omission, whether occurring before or after the execution of such contract.

  (c)            The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the corporation to indemnify or contract to indemnify any person not specified in paragraph (a) or (b) of this Article who was, is or may become a party to any proceeding by reason of the fact that he is or was an employee, agent or consultant of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee or in a similar capacity of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in paragraph (b) of this Article.

  (d)            To the full extent permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, the corporation shall pay for or reimburse the expenses (including attorneys’ fees) incurred by a director or officer who is a party to a proceeding, for which expenses said director or officer is or may be entitled to indemnification under this Article, in advance of final disposition of the proceeding.

  (e)            The provisions of the Article shall be applicable to all proceedings commenced after the effective date hereof, whether arising from any act or omission occurring before (unless not permitted by law) or after such effective date. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the corporation’s Articles of Incorporation or By-Laws inconsistent with this Article, shall have any effect on or diminish the rights provided in this Article with respect to any act or omission occurring prior to such amendment or repeal. The corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity or payment for or reimbursement of expenses under this Article.

  (f)             In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged a ct or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agrees upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee shall select such special legal counsel.

  (g)            Every reference herein to Directors, officers, trustees, partners, employees, agents or consultants shall include former Directors, officers, trustees, partners, employees, agents or consultants and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred in this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the corporation or others, with respect to claims, issues or matters in relation to which the corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreement, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the corporation shall be a party or beneficiary of any such agreements, bylaws, or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and  to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

  (h)            Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

  (i)             Unless otherwise defined, terms used in this Article shall have the definitions assigned to them in the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended.

THIRD:                   The amendment was adopted on May 10, 1995.

FOURTH:               The amendment was proposed by the Board of Directors of the Corporation and submitted to the Shareholders of the Corporation in accordance with Chapter 9 of Title 13.1 of the code.

FIFTH:                    The designation, number of outstanding shares and the number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment were as follows:

Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast

Common Stock	3,957,051	3,957,051

SEVENTH:              The total numbers of votes cast for and against the amendment by each voting group entitled to vote separately on the Amendment were as follows:

Designation	Number of Votes Cast For	Number of Votes Cast Against

Common Stock	3,466,372	120,557

         IN WITNESS WHEREOF, Sutron Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 16th day of May, 1995.

ATTEST:	Sutron Corporation

/s/ Daniel W. Farrell	By /s/ Raul S. McQuivey
Daniel W. Farrell	Raul S. McQuivey
Secretary	President